Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Statements

On July 12, 2018 (the “Closing Date”), Kimbell Royalty Partners, LP, a Delaware limited partnership (“Kimbell” or the “Partnership”), completed its acquisition (the “Acquisition”) of (i) all of the equity interests in certain subsidiaries owned by Haymaker Minerals & Royalties, LLC, a Delaware limited liability company (“Haymaker Minerals”), pursuant to the Securities Purchase Agreement, dated as of May 28, 2018, by and among Kimbell, Haymaker Minerals and Haymaker Services, LLC, a Delaware limited liability company (“Haymaker Services”), and (ii) all of the equity interests in certain subsidiaries, including Haymaker Properties, L.P. (“Haymaker Properties”), owned by Haymaker Resources, LP, a Delaware limited partnership (“Haymaker Resources” and, together with Haymaker Minerals, the “Haymaker Sellers”), pursuant to the Securities Purchase Agreement, dated as of May 28, 2018, by and among Kimbell, Haymaker Resources and Haymaker Services (the “Haymaker Resources Purchase Agreement”). The aggregate consideration for the Acquisition consisted of approximately $216.3 million in cash (including amounts held in escrow, after standard pre-closing adjustments) and the issuance of 10 million common units representing limited partner interests (“Common Units”), resulting in a total valuation of approximately $451.7 million based on a closing price of $23.54 per unit for Kimbell’s Common Units as of the Closing Date. The completion of the Acquisition is referred to herein as the “Haymaker Closing.”  Prior to the Closing Date, EIGF Aggregator III LLC, a Delaware limited liability company, TE Drilling Aggregator LLC, a Delaware limited liability company, and Haymaker Management, LLC, a Texas limited liability company (each of the preceding entities, together with Haymaker Minerals, the “Haymaker Holders”), were designated as the recipients of the portion of the Common Units issued as consideration in connection with the Haymaker Resources Purchase Agreement.

At the time of the Haymaker Closing, Kimbell also entered into an amendment (the “Credit Agreement Amendment”) to Kimbell’s existing Credit Agreement, dated as of January 11, 2017 (the “Original Credit Agreement” and, the Original Credit Agreement as amended by the Credit Agreement Amendment, the “Amended Credit Agreement”), by and among the Partnership, certain subsidiaries of the Partnership as guarantors, Frost Bank, as administrative agent, and the other lenders party thereto. The Credit Agreement Amendment increased commitments under the Amended Credit Agreement, resulting in a fully underwritten $200 million revolving credit facility.

The Board of Directors of Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership, approved on July 2, 2018, a change in the Partnership’s U.S. federal income tax status from a “partnership” to a “corporation” by means of a “check-the-box” election (the “Tax Election”).  On September 24, 2018, the Tax Election became effective. Following the Tax Election, the Partnership is treated as an entity taxable as a corporation for U.S. federal income tax purposes and the Partnership will pay entity-level U.S. federal income tax, currently at a flat rate of 21% on its taxable income, if any.

On the day immediately prior to the effectiveness of the Tax Election, (i) the Partnership’s equity interest in Kimbell Royalty Operating, LLC, a Delaware limited liability company (the “Operating Company”), was recapitalized into newly issued common units of the Operating Company (“OpCo Common Units”) and  newly issued Series A Cumulative Convertible Preferred Units of the Operating Company (“OpCo Series A Preferred Units”), (ii) the Haymaker Holders and the Kimbell Art Foundation delivered and assigned to the Partnership the Common Units they owned, in exchange for (a) newly issued Class B common units representing limited partner interests in the Partnership (the “Class B Units”) and (b) newly issued OpCo Common Units (iii) the Limited Liability Company Agreement of the Operating Company was amended and restated to reflect the foregoing transactions, and (iv) the Second Amended and Restated Agreement of Limited Partnership of the Partnership was amended and restated to reflect the foregoing transactions (together with the Tax Election, the “Up-C Transaction”).  The Partnership pays U.S. federal income tax on income allocated from its ownership of OpCo Common Units and OpCo Series A Preferred Units.  There was no step-up in tax basis on OpCo Common Units or OpCo Series A Preferred Units as a result of the Up-C Transaction and no tax receivable agreement between the Partnership and the Haymaker Holders and the Kimbell Art Foundation. The Acquisition, the Credit Agreement Amendment and the Up-C Transaction are collectively referred to herein as the “Pro Forma Transactions.”

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and for the year ended December 31, 2017 have been prepared to reflect the Pro Forma Transactions. The pro forma financial data is presented as if the Pro Forma Transactions had occurred on January 1, 2017.

The unaudited pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma condensed combined statements of operations provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma financial information.

The unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to the Partnership’s historical financial information that are (i) directly attributable to the Pro Forma Transactions and (ii) factually supportable, and with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the Partnership’s results.

The unaudited pro forma condensed combined statements of operations are for informational purposes only and do not purport to represent what the Partnership’s financial position and results of operations would have been had the Acquisition occurred on the dates indicated. This unaudited pro forma condensed combined financial information should not be used to project the Partnership’s financial performance for any future period. A number of factors may affect the Partnership’s results. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”) and the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018 for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in the Partnership’s business.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Form 10-K, the unaudited consolidated financial statements and notes thereto contained in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and each of the historical financial statements and notes thereto of each of Haymaker Minerals and Haymaker Properties, as filed in Amendment No. 1 to the Current Report on Form 8-K filed by the Partnership with the Securities and Exchange Commission on July 18, 2018.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2018

	Kimbell	Haymaker Properties	Haymaker Minerals			Pro Forma
	Nine Months Ended September 30, 2018	Period from January 1, 2018 to July 12, 2018 (Acquisition Date)	Period from January 1, 2018 to July 12, 2018 (Acquisition Date)	Pro Forma Adjustments		Nine Months Ended September 30, 2018
Oil, natural gas and NGL revenues	$42,741,233	$—	$—	$23,667,490	(C)	$65,254,828
				(368,124)	(E)
				(785,771)	(D)
Crude oil and condensate sales	—	3,152,933	6,048,098	(9,201,031)	(C)	—
Natural gas sales	—	10,577,782	1,351,999	(11,929,781)	(C)	—
Natural gas liquids sales and other	—	1,581,258	955,420	(2,536,678)	(C)	—
Income from lease bonus	1,124,949	259,445	1,119,041	368,124	(E)	2,871,559
Loss on commodity derivative instruments	(3,858,990)	—	—	—		(3,858,990)
Total revenues	40,007,192	15,571,418	9,474,558	(785,771)		64,267,397

Costs and expenses
Production and ad valorem taxes	3,031,732	—	—	1,334,976	(F)	4,366,708
Production ad valorem, and withholding taxes	—	778,482	656,765	(1,334,976)	(F)	—
				(100,271)	(D)
Production expense	—	1,815,625	630,618	(2,431,650)	(G)	—
				(14,593)	(D)
Depreciation, depletion and accretion expense	15,494,439	3,971,571	2,534,303	(6,505,874)	(A)	24,241,411
				8,746,972	(A)
Impairment of oil and natural gas properties	54,753,444	—	—	—		54,753,444
Marketing and other deductions	2,868,655	—	—	2,431,650	(G)	5,300,305
General and administrative expense	11,650,291	4,834,483	3,281,048	(5,458,064)	(J)	14,307,758
Total costs and expenses	87,798,561	11,400,161	7,102,734	(3,331,830)		102,969,626

Operating (loss) income	(47,791,369)	4,171,257	2,371,824	2,546,059		(38,702,229)

Other (expense) income
(Loss) gain on derivatives	—	(736,696)	(632,594)	1,369,290	(H)	—
Interest expense	(2,677,083)	(538,704)	(398,643)	3,614,430	(B)	(5,813,652)
				(5,813,652)	(B)
Other income (loss)	—	4,686	17,710	(22,396)	(K)	—
Total other (expense) income	(2,677,083)	(1,270,714)	(1,013,527)	(852,328)		(5,813,652)
(Loss) income before income taxes	(50,468,452)	2,900,543	1,358,297	1,693,731		(44,515,881)
Income tax benefit (expense)	—	—	566	5,884,457	(I)	5,885,023
Provision for income taxes	(1,977,116)	—	—	—		(1,977,116)
Net (loss) income before Series A preferred unit distribution and accretion	(52,445,568)	2,900,543	1,358,863	7,578,188		(40,607,974)
Distribution and accretion on Series A preferred units	(2,840,456)	—	—	—		(2,840,456)
Net (loss) income	(55,286,024)	2,900,543	1,358,863	7,578,188		(43,448,430)
Net loss attributable to noncontrolling interests	(141,003)	—	—	—		(141,003)
Net (loss) income attributable to Kimbell Royalty Partners	(55,145,021)	2,900,543	1,358,863	7,578,188		(43,307,427)
Distribution to Class B units	(12,953)	—	—	—		(12,953)
Net (loss) income attributable to common units	$(55,157,974)	$2,900,543	$1,358,863	$7,578,188		$(43,320,380)

Net loss per Common Unit
Basic	$(2.91)					$(1.50)
Diluted	$(2.91)					$(1.50)
Weighted average Common Unit outstanding
Basic	18,962,446			10,000,000		28,962,446
Diluted	18,962,446			10,000,000		28,962,446
Distributions declared and paid per Common Unit	$1.30					$1.30

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

	Kimbell Period from February 8, 2017 to December 31, 2017	Pro Forma Kimbell Period from January 1, 2017 to February 7, 2017 (1)	Haymaker Properties	Haymaker Minerals	Pro Forma Adjustments		Pro Forma

Oil, natural gas and NGL revenues	$30,665,092	$3,515,409	$—	$—	$44,986,176	(C)	$76,695,440
					(721,172)	(E)
					(1,750,065)	(D)
Crude oil and condensate sales	—	—	5,198,807	8,412,906	(13,611,713)	(C)	—
Natural gas sales	—	—	23,802,198	3,104,569	(26,906,767)	(C)	—
Natural gas liquids sales and other	—	—	3,346,480	1,121,216	(4,467,696)	(C)	—
Income from lease bonus	—	—	659,552	2,535,014	721,172	(E)	3,915,738
Loss on commodity derivative instruments	(318,829)	—	—	—	—		(318,829)
Total revenues	30,346,263	3,515,409	33,007,037	15,173,705	(1,750,065)		80,292,349

Costs and expenses
Production and ad valorem taxes	2,452,058	261,760	—	—	2,896,789	(F)	5,610,607
Production ad valorem, and withholding taxes	—	—	2,009,528	918,933	(2,896,789)	(F)	—
					(31,672)	(D)
Production expense	—	—	3,616,353	1,107,389	(4,392,854)	(G)	—
					(330,888)	(D)
Depreciation, depletion and accretion expense	15,546,341	1,477,274	8,821,353	3,794,983	(12,616,336)	(A)	35,144,929
					18,121,314	(A)
Marketing and other deductions	1,648,895	167,222	—	—	4,392,854	(G)	6,208,971
General and administrative expense	8,191,792	930,181	8,152,102	6,344,052	—		23,618,127
Gain on sale of assets	—	—	(83,633,721)	(12,870,998)	96,504,719	(D)	—
Total costs and expenses	27,839,086	2,836,437	(61,034,385)	(705,641)	101,647,137		70,582,634

Operating income	2,507,177	678,972	94,041,422	15,879,346	(103,397,202)		9,709,715

Other income (expense)
Gain on derivatives	—	—	2,289,723	917,330	(3,207,053)	(H)	—
Interest expense	(791,437)	—	(909,604)	(1,549,482)	3,250,523	(B)	(7,751,536)
	—	—	—	—	(7,751,536)	(B)	—
Interest income	—	—	1,918	—	(1,918)	(L)	—
Loss on debt extinguishment	—	—	—	(265,061)	265,061	(B)	—
Total other income (expense)	(791,437)	—	1,382,037	(897,213)	(7,444,923)		(7,751,536)
Income before income taxes	1,715,740	678,972	95,423,459	14,982,133	(110,842,125)		1,958,179
Income tax expense	—	—	—	97,388	(97,388)	(M)	1,036,084
					1,036,084	(I)
Net income	$1,715,740	$678,972	$95,423,459	$14,884,745	$(111,780,821)		$922,095

Net income (loss) per Common Unit
Basic	$0.11						$0.04
Diluted	$0.10						$0.03
Weighted average Common Unit outstanding
Basic	16,336,871				10,000,000		26,336,871
Diluted	16,455,602				15,945,946		32,401,548
Distributions declared and paid per Common Unit	$1.20						$1.20

(1) On February 8, 2017, the Partnership completed its initial public offering.  The adjustment reflects the pro forma revenues, direct expenses, depletion and general and administrative expenses for the Partnership during the stub period from January 1, 2017 to February 7, 2017.

For the Nine Months Ended September 30, 2018 and for the Year Ended December 31, 2017

1) Basis of Presentation

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and for the year ended December 31, 2017 are derived from the historical financial statements of Kimbell, Haymaker Minerals and Haymaker Properties.

2) Pro Forma Adjustments and Assumptions

The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual effects of the Pro Forma Transactions will differ from the pro forma adjustments. A general description of the pro forma adjustments is provided as follows:

A)            To record the preliminary fair value assigned to the acquired oil and natural gas properties, subject to change, and eliminate the historical depreciation, depletion and accretion expense related to the acquired oil and natural gas properties.

B)            Reflects the Partnership’s entrance into the Credit Agreement Amendment, and increased borrowings at the closing of the Acquisition of $105.0 million.

The Amended Credit Agreement bears interest at LIBOR plus a margin of 2.5%.  The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and for the year ended December 31, 2017 each used an estimated 4.62% interest rate on the outstanding borrowings under the Amended Credit Facility.  The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and for the year ended December 31, 2017 each estimated that the Partnership had total borrowings outstanding under the Amended Credit Agreement of $148.0 million. The impact of a 1% increase in the interest rate on this amount of debt would result in an increase in interest expense of approximately $1.5 million annually, assuming that the Partnership’s indebtedness remained constant throughout the year.

The following table represents the impact of adjustments to interest expense:

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2018	2017
New secured revolving credit facility:
Interest expense	$5,322,365	$7,096,487
Amortization expense of loan origination costs	491,287	655,049
	5,813,652	7,751,536
Pro forma adjustment of existing debt:
Interest expense - Kimbell	(2,677,083)	(791,437)
Interest expense - Haymaker Properties	(538,704)	(909,604)
Interest expense - Haymaker Minerals	(398,643)	(1,549,482)
	(3,614,430)	(3,250,523)
Net adjustment to interest expense	$2,199,222	$4,501,013

C)            Reflects the historical statement of operations related to the Acquisition, which also reflects a reclassification of approximately $23.7 million and $45.0 million for the nine months ended September 30, 2018 and for the year ended December 31, 2017, respectively, related to crude oil and condensate sales, natural gas sales, and natural gas liquids (“NGL”) sales and other in order to conform the presentation to be consistent with the Partnership’s presentation of such revenues within the oil, natural gas and NGL revenues line item in its historical statements of operations for the same periods.

D)            Haymaker Minerals and Haymaker Properties sold assets to third parties prior to the Haymaker Closing.  This pro forma adjustment reflects the reduction in revenues and direct expenses related to assets that were not acquired by the Partnership but that were included in the historical statements of operations of Haymaker Minerals and Haymaker Properties.

E)            Reflects the reclassification of revenue related to lease bonus income that was previously recorded in the Partnership’s oil, natural gas and NGL revenues.

F)            Reflects the reclassification of production, ad valorem, and withholding taxes into production and ad valorem taxes.

G)           Reflects the reclassification of production expense into marketing and other deductions.

H)           Reflects the elimination of the impact of Haymaker Minerals’ and Haymaker Properties’ derivative instruments, which were terminated prior to the Haymaker Closing, from their respective historical statement of operations.

I)             For the year ended December 31, 2017, reflects estimated incremental income tax provision associated with the Partnership’s historical statement of operations, assuming the Partnership’s earnings had been subject to federal and state income tax as a subchapter C corporation using a federal and state blended statutory tax rate of approximately 39.2% on earnings from the Partnership’s 51.7% investment in the Operating Company after giving effect to the Up-C Transaction.  The tax provision also includes the effects of reducing the Partnership’s deferred tax asset in connection with the Tax Cuts and Jobs Act.  For the nine months ended September 30, 2018, the Partnership’s federal and state blended statutory rate is approximately 26.0% and reflects the Partnership’s 51.7% ownership in the Operating Company after giving effect to the Up-C Transaction.

J)             For the nine months ended September 30, 2018, Haymaker Minerals and Haymaker Properties incurred $2.2 million and $3.3 million, respectively, in transaction costs related to their divestiture to Kimbell.  This proforma adjustment reflects the reduction in general and administrative expenses related to the historical statement of operations of Haymaker Minerals and Haymaker Properties.

K)            Reflects the elimination of other income from Haymaker Minerals’ and Haymaker Properties’ historical statement of operations related to revenues that are not considered to be ongoing.

L)            Reflects the elimination of interest income from Haymaker Properties’ historical statement of operations related to a receivable owed to Haymaker Properties that was settled prior to the Haymaker Closing.

M)           Reflects the elimination of income tax expense from Haymaker Minerals’ historical statement of operations as the Haymaker Minerals’ taxable income was taken into consideration in footnote (I).

3) Pro Forma Net Income (Loss) per Common Unit

Pro forma net income (loss) per Common Unit is determined by dividing the pro forma net income available to common unitholders by the number of Common Units reflected in the unaudited condensed combined pro forma financial statements. All Common Units were assumed to have been outstanding since the beginning of the periods presented.  The calculation of diluted net loss per Common Unit for the nine months ended September 30, 2018 excludes 437,641 non-vested, restricted Common Units issuable upon vesting and 5,945,946 additional Common Units, which represent the Series A Preferred Units on an as-converted basis, because their inclusion in the calculation would be anti-dilutive.

4) Pro Forma Supplemental Oil and Gas Reserve Information

The following pro forma standardized measure of the discounted net future cash flows and changes are applicable to the proved reserves of Kimbell, Haymaker Minerals and Haymaker Properties. The future cash flows are discounted at 10% per year and assume continuation of existing economic conditions.

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution. The basis for this table is the reserve studies prepared by management, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flows is not necessarily indicative of the fair value of the proved oil and natural gas properties of Kimbell, Haymaker Minerals and Haymaker Properties.

The data presented should not be viewed as representing the expected cash flows from, or current value of, existing proved reserves since the computations are based on a large number of estimates and arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. Actual future prices and costs are likely to be substantially different from the prices and costs utilized in the computation of reported amounts.

A more through discussion of the assumptions used in preparing the information presented can be found in the Form 10-K, as well as in the historical financial statements and notes thereto of each of Haymaker Minerals and Haymaker Properties, as filed herewith by the Partnership with the Commission.

The following tables provide a pro forma rollforward of the total proved reserves for the year ended December 31, 2017, as well as pro forma proved developed and proved undeveloped reserves at the beginning and end of the year:

	Crude Oil and Condensate (MBbls)
	Kimbell	Haymaker Minerals	Haymaker Properties	Divestitures	Pro Forma
Net proved reserves at December 31, 2016	7,210	1,315	859	(1)	9,383
Revisions of previous estimates (1)	(193)	284	(4)	(5)	82
Purchase of minerals in place (2)	362	—	—	—	362
Extensions, discoveries and other additions (3)	505	582	91	(2)	1,176
Divestiture of reserves (4)	—	(91)	(107)	—	(198)
Production	(421)	(183)	(109)	2	(711)
Net proved reserves at December 31, 2017	7,463	1,907	730	(6)	10,094

Net proved developed reserves
December 31, 2016	4,879	1,315	859	(1)	7,052
December 31, 2017	5,284	1,907	730	(6)	7,915

Net proved undeveloped reserves
December 31, 2016	2,331	—	—	—	2,331
December 31, 2017	2,179	—	—	—	2,179

(1)         Revisions of previous estimates include technical revisions due to changes in commodity prices, historical and projected performance and other factors.

(2)         Includes the acquisition of $29.3 million of mineral and royalty interests, the largest of which being mineral and royalty interests in the Anadarko Basin, and also includes additional mineral and royalty interests in Texas, Louisiana, Wyoming, California, North Dakota, Utah, New Mexico, Arkansas, and Kansas.

(3)         Includes discoveries and additions primarily related to active drilling on our acreage in the Permian Basin, Eagle Ford Shale, Appalachia region, and the Anadarko Basin.

(4)         Includes divestitures of reserves the Appalachia region.

	Natural Gas (MMcf)
	Kimbell	Haymaker Minerals	Haymaker Properties	Divestitures	Pro Forma
Net proved reserves at December 31, 2016	50,390	10,139	33,729	(795)	93,463
Revisions of previous estimates (1)	(1,535)	1,106	8,282	(106)	7,747
Purchase of minerals in place (2)	16,312	—	—	—	16,312
Extensions, discoveries and other additions (3)	2,261	735	12,663	(1,329)	14,330
Divestiture of reserves (4)	—	(164)	(4,959)	—	(5,123)
Production	(3,512)	(1,144)	(8,728)	351	(13,033)
Net proved reserves at December 31, 2017	63,916	10,672	40,987	(1,879)	113,696

Net proved developed reserves
December 31, 2016	35,172	10,139	33,729	(795)	78,245
December 31, 2017	47,501	10,672	40,987	(1,879)	97,281

Net proved undeveloped reserves
December 31, 2016	15,218	—	—	—	15,218
December 31, 2017	16,415	—	—	—	16,415

(1)         Revisions of previous estimates include technical revisions due to changes in commodity prices, historical and projected performance and other factors.

(2)         Includes the acquisition of $29.3 million of mineral and royalty interests, the largest of which being mineral and royalty interests in the Anadarko Basin, and also includes additional mineral and royalty interests in Texas, Louisiana, Wyoming, California, North Dakota, Utah, New Mexico, Arkansas, and Kansas.

(3)         Includes discoveries and additions primarily related to active drilling on our acreage in the Permian Basin, Eagle Ford Shale, Appalachia region, and the Anadarko Basin.

(4)         Includes divestitures of reserves the Appalachia region.

	Natural Gas Liquids (MBbls)
	Kimbell Royalty Partners	Haymaker Minerals	Haymaker Properties	Divestitures	Pro Forma
Net proved reserves at December 31, 2016	1,982	305	576	(7)	2,856
Revisions of previous estimates (1)	666	95	103	(18)	846
Purchase of minerals in place (2)	274	—	—	—	274
Extensions, discoveries and other additions (3)	91	113	147	(45)	306
Divestiture of reserves (4)	—	(15)	(18)	—	(33)
Production	(175)	(45)	(121)	9	(332)
Net proved reserves at December 31, 2017	2,838	453	687	(61)	3,917

Net proved developed reserves
December 31, 2016	1,416	305	576	(7)	2,290
December 31, 2017	2,202	453	687	(61)	3,281

Net proved undeveloped reserves
December 31, 2016	566	—	—	—	566
December 31, 2017	636	—	—	—	636

(1)         Revisions of previous estimates include technical revisions due to changes in commodity prices, historical and projected performance and other factors.

(2)         Includes the acquisition of $29.3 million of mineral and royalty interests, the largest of which being mineral and royalty interests in the Anadarko Basin, and also includes additional mineral and royalty interests in Texas, Louisiana, Wyoming, California, North Dakota, Utah, New Mexico, Arkansas, and Kansas.

(3)         Includes discoveries and additions primarily related to active drilling on our acreage in the Permian Basin, Eagle Ford Shale, Appalachia region, and the Anadarko Basin.

(4)         Includes divestitures of reserves the Appalachia region.

	Total (Mboe)
	Kimbell Royalty Partners	Haymaker Minerals	Haymaker Properties	Divestitures	Pro Forma
Net proved reserves at December 31, 2016	17,590	3,310	7,057	(141)	27,816
Revisions of previous estimates (1)	217	563	1,479	(41)	2,218
Purchase of minerals in place (2)	3,355	—	—	—	3,355
Extensions, discoveries and other additions (3)	973	818	2,349	(269)	3,871
Divestiture of reserves (4)	—	(133)	(951)	—	(1,084)
Production	(1,181)	(419)	(1,686)	70	(3,216)
Net proved reserves at December 31, 2017	20,954	4,139	8,248	(381)	32,960

Net proved developed reserves
December 31, 2016	12,157	3,310	7,057	(141)	22,383
December 31, 2017	15,403	4,139	8,248	(381)	27,409

Net proved undeveloped reserves
December 31, 2016	5,433	—	—	—	5,433
December 31, 2017	5,551	—	—	—	5,551

(1)         Revisions of previous estimates include technical revisions due to changes in commodity prices, historical and projected performance and other factors.

(2)         Includes the acquisition of $29.3 million of mineral and royalty interests, the largest of which being mineral and royalty interests in the Anadarko Basin, and also includes additional mineral and royalty interests in Texas, Louisiana, Wyoming, California, North Dakota, Utah, New Mexico, Arkansas, and Kansas.

(3)         Includes discoveries and additions primarily related to active drilling on our acreage in the Permian Basin, Eagle Ford Shale, Appalachia region, and the Anadarko Basin.

(4)         Includes divestitures of reserves the Appalachia region.

The following pro forma standardized measure of the discounted net future cash flows and changes applicable to the Kimbell, Haymaker Minerals and Haymaker Properties proved reserves reflect the effect of income taxes assuming the Partnership’s standardized measure had been subject to federal and state income tax as a subchapter C corporation using a statutory rate of 26 per cent and 51.7 per cent ownership in the Operating Partnership.  The pro forma standardized measure of discounted future net cash flows was as follows as of December 31, 2017 (in thousands):

	Kimbell Royalty Partners	Haymaker Minerals	Haymaker Properties	Divestitures	Corporate Reorganization	Pro Forma
Future cash inflows	$562,967	$120,068	$132,639	$(4,575)	$—	$811,099
Future production costs	(45,652)	(9,398)	(5,139)	419	—	(59,770)
Future income taxes	(2,790)	(216)	—	—	(39,813)	(42,819)
Future net cash flows	514,525	110,454	127,500	(4,156)	(39,813)	708,510
Less 10% annual discount to reflect estimated timing of cash flows	(298,973)	(56,624)	(61,511)	1,975	22,156	(392,977)
Standard measure of discounted future net cash flows	$215,552	$53,830	$65,989	$(2,181)	$(17,657)	$315,533

The changes in the pro forma standardized measure of discounted estimated future net cash flows were as follows for the year ended December 31, 2017 (in thousands):

	Kimbell Royalty Partners	Haymaker Minerals	Haymaker Properties	Divestitures	Corporate Reorganization	Pro Forma
Standardized measure, beginning of year	$159,275	$32,794	$46,882	$(733)	$—	$238,218
Sales, net of production costs	(29,288)	(10,612)	(27,469)	945	—	(66,424)
Net changes of prices and production costs related to future production	21,946	8,126	13,654	(68)	—	43,658
Extensions, discoveries and improved recovery, net of future production and development costs	10,064	16,440	22,646	(2,098)	—	47,052
Revisions or previous quantity estimates, net of related costs	2,248	7,886	11,940	(167)	—	21,907
Net change in income taxes	301	(45)	—	—	(17,657)	(17,401)
Accretion of discount	15,928	3,286	4,693	(78)	—	23,829
Purchases of reserves in place, less related costs	23,309	—	—	—	—	23,309
Divestiture of reserves	—	(1,840)	(5,319)	—	—	(7,159)
Timing differences and other	11,769	(2,205)	(1,038)	18	—	8,544
Standardized measure - end of year	$215,552	$53,830	$65,989	$(2,181)	$(17,657)	$315,533